  Amendment to the Amended and Restated Separation and Retirement Agreement and
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                        Waiver and Release of Liability
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     Cinergy Corp. and Larry E. Thomas (the "Parties")  entered into the Amended and  Restated  Separation  and  Retirement  Agreement  and Waiver and Release of
Liability dated February 15, 2002 (the "Separation Agreement").  The Parties now
desire to amend the Separation Agreement through the adoption of this Amendment, which is effective as of March 31, 2002, with the mutual exchange of promises as consideration.  Capitalized  words and terms used throughout this Amendment that are not defined elsewhere in this Amendment shall have the meaning given to them in the Separation Agreement.

1.   Recital A of the  Separation  Agreement  shall be amended  and  restated to read, in its entirety, as follows:

     A.   The Executive has elected to terminate voluntarily his employment with
          Cinergy and retire effective May 31, 2002.

2.   The date  "March  31,  2002" in the  first  sentence  of  Recital  B of the
     Separation Agreement shall be replaced with "May 31, 2002".

3.   The date "March 31,  2002" in  Sections  1b, 1d, 2, 2a, 2b, 2c, 2e, 2g, 2h,
     2i, 2j and 2k of the Separation  Agreement  shall be replaced with "May 31,
     2002".

4.   Section 2m of the Separation  Agreement is amended and restated to read, in its entirety, as follows:

     m.   2002 Annual Incentive Plan. After May 31, 2002, provided the Executive
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          timely executes and does not timely revoke the Waiver and Release, the
          Executive  will receive an AIP award for the 2002  performance  period equal to 5/12ths of the award  that he would have  received  if he had remained employed until the date of payment of the award,  which award will be paid  based  on a level  three  payout  with  respect  to both individual  and  corporate  goals,  which  payment shall be reduced by applicable withholding taxes and shall be payable in March, 2003.

5.   The  definition  of the  term  "Termination  Date"  in  Section  22k of the
     Separation  Agreement  shall  be  amended  and  restated  to  read,  in its entirety, as follows:

     k.   Termination Date. "Termination Date" means May 31, 2002.
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IN WITNESS WHEREOF,  the Parties have caused this Agreement to be executed as of the effective date set forth above.

CINERGY CORP.                                Larry E. Thomas

By:
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      Jerome A. Vennemann                    Executive

By:
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      Timothy J. Verhagen